November 7, 2012

HQ Global Education Inc.

27th Floor, BOBO Fortune Center

No.368, South Furong Road

Changsha City

Hunan Province, 410007 PRC

Attn: Board of Directors

RE: Resignation

Dear Sir:

I, Shaozeng Wang, hereby tender my resignation from my position as Independent Director and Chairman of Nominating Committee of HQ Global Education Inc. (the “Company”), effective on November 7, 2012.

In connection with the tendering of my resignation, I hereby represent to the Company as follows:

(a)	My resignation as Independent Director and Chairman of Nominating Committee is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

(b)	The Company is not indebted to me, or any affiliate of mine, and I hereby waive any claim that I may have against the Company.

Very truly yours,

/s/ Shaozeng Wang

Shaozeng Wang